                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 5                                                    Washington, D. C. 20549

                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(   ) Check here if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
( X ) Form 3 Holdings Reported    ( X ) Form 4 Transactions Reported
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|1 Name and Address of Reporting Person *             |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting         |
|                                                     |                                       | Person(s) to Issuer                |
|  Moehler              Robert               W.       |Rhino Enterprises Group, Inc.     RHNO |       (Check All Applicable)       |
|                                                     |---------------------------------------| ( X ) Director     ( X ) 10% Owner |
| (Last)               (First)              (Middle)  |3 IRS Identifica-|4 Statement for      | ( X ) Officer      (   ) Other     |
|                                                     | tion Number of  | Month/Year          | (Give Title below) (Specify below) |
|  2925 LBJ Freeway, Suite 188                        | Reporting       |                     |                                    |
|                    (Street 1)                       | Person, if      |     02/09/2001      | President                          |
|                                                     | an entity       |---------------------|------------------------------------|
|                                                     |   (Voluntary)   |5 If Amendment,      |7 Individual or Joint/Group Filing  |
|                    (Street 2)                       |                 | Date of Original    |       (Check Applicable)           |
|                                                     |                 |    (Month/Year)     | Form filed by:                     |
|  Dallas                      TX        75234        |                 |                     |  (X) One Reporting Person          |
| (City)                      (State)    (Zip)        |                 |                     |  ( ) More Than One Reporting Person|
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|1 Title of Security             |2 Trans-  |3 Trans- |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect    |
|  (Instruction 3)               | action   | action  | (A) or Disposed of (D) | Securities   | Form:     | Beneficial Ownership   |
|                                | Date     | Code    | (Instructions 3, 4, 5) | Beneficially | Direct (D)|    (Instruction 4)     |
|                                | (Month/  |(Instr 8)|------------------------| Owned at End |    or     |                        |
|                                | Day/     |         |  Amount   |(A)| Price  | of Issuer's  |Indirect(I)|                        |
|                                | Year)    |         |           |(D)|        | Fiscal Year  | (Instr 4) |                        |
|--------------------------------|----------|---------|-----------|---|--------|--------------|-----------|------------------------|
| COMMON STOCK                   |          |         |           |   |        | 133,590      |    D      |                        |
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| COMMON STOCK                   |          |         |           |   |        |  60,100      |    I      |MFC Group, Inc. - 60,050|
|                                |          |         |           |   |        |              |           |Michael Moehler UGMA 50 |
|                                |          |         |           |   |        |              |           |shares                  |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 2270 (3-99)

                                                             FORM 5 (Continued)
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                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (Puts, Calls, Warrants, Options, Convertible Securities)
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|            |        |        |        |                 |                 |                  |        |        |       |         |
|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature|
| Derivative | version| action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership:| of      |
| Security   | or     | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct |Indirect |
| (Instr 3)  | Exer-  | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instructions 3,4)| vative |Securi- |(D) or |Ownership|
|            | cise   | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-  |(Instr 4)|
|            | Price  | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|rect(I)|         |
|            |        |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr  |End of  |(Instr |         |
|            |        |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Year    |   4)  |         |
|            |        |        |        |        |        |        |        |         |Shares  |        |(Instr4)|       |         |
|------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------|
|STOCK       |        |        |        |        |        |        |        |COMMON   |        |        |        |       |         |
|OPTIONS     |  $.25  |        |   P    |        |        |  (1)   |  (1)   |STOCK    |        |        |195,855 |  D    |         |
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Explanation of Responses:
(1) These options vest monthly (beginning November 1, 1999) in fifty-nine equal increments of 4,165 share and one final increment of 4,265 shares, expiring five years from the date of vesting.  The first thirteen months of vested options have been exercised and are not reflected in this total.


                                                                          Robert W. Moehler                             Feb 9, 2001
                                                                          ____________________________________________  ____________
                                                                            **  Signature of Reporting Person               Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                     SEC 2270 (3-99)